Exhibit 21.1

List of Subsidiaries of the Registrant

MVP PF Ft. Lauderdale 2013, LLC	MVP Clarksburg Lot, LLC
MVP PF Kansas City 2013, LLC	MVP Denver Sherman 1935, LLC
MVP PF Memphis Poplar 2013, LLC	MVP Bridgeport Fairfield Garage, LLC
MVP PF Memphis Court 2013, LLC	West 9th Street Properties II, LLC
MVP PF St. Louis 2013, LLC	MVP San Jose 88 Garage, LLC
Mabley Place Garage, LLC	MCI 1372 Street, LLC
MVP Denver Sherman, LLC	MVP Cincinnati Race Street, LLC
MVP Fort Worth Taylor, LLC	MVP St. Louis Washington, LLC
MVP Milwaukee Old World, LLC	MVP St. Paul Holiday Garage, LLC
MVP St. Louis Convention Plaza, LLC	MVP Louisville Station Broadway, LLC
MVP Houston Saks Garage, LLC	White Front Garage Partners, LLC
MVP St. Louis Lucas, LLC	Cleveland Lincoln Garage, LLC
MVP Milwaukee Wells, LLC	MVP Houston Preston, LLC
MVP Wildwood NJ Lot, LLC	MVP Houston San Jacinto Lot, LLC
MVP Indianapolis City Park, LLC	MVP Detroit Center Garage, LLC
MVP KC Cherry Lot, LLC	St Louis Broadway, LLC
MVP Indianapolis WA Street Lot, LLC	St Louis Seventh & Cerre, LLC
Minneapolis City Parking, LLC	MVP Preferred Parking, LLC
MVP Minneapolis Venture, LLC	MVP Raider Park Garage, LLC
MVP Indianapolis Meridian Lot, LLC	MVP New Orleans Rampart, LLC
MVP Milwaukee Clybourn, LLC	MVP Hawaii Marks Garage, LLC
MVP Milwaukee Arena Lot, LLC